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Exhibit 99.2

Waddell & Reed Financial, Inc.
6300 Lamar Avenue
Overland Park, Kansas 66202

News Release

Press Contact:	Thomas W. Butch Chief Marketing Officer (913) 236-1944 tbutch@waddell.com	NYSE: WDR
Investor Contact:	John E. Sundeen Chief Financial Officer (913) 236-1810	FOR IMMEDIATE RELEASE December 17, 2002

Waddell & Reed completes purchase of Mackenzie Investment Management, Inc.

Overland Park, KS December 17, 2002—Waddell & Reed Financial, Inc. (NYSE: WDR) completed its acquisition of the business of Mackenzie Investment Management, Inc. ("MIMI") after the market close on December 16, 2002. MIMI, a Florida-based U.S. investment management subsidiary of Toronto-based Mackenzie Financial Corporation ("MFC"), is the adviser of the Ivy Funds sold in the United States. Last week, shareholders of MIMI and shareholders of the Ivy Funds approved the acquisition, originally announced in August. The boards of directors of Waddell & Reed, MIMI, and MFC approved the transaction in August.

"This transaction brings Waddell & Reed important new asset management and distribution opportunities, both in the United States and in Canada," said Keith A. Tucker, chairman and CEO of Waddell & Reed Financial, Inc. "We look forward to invigorating the Ivy Funds and to providing sub-advisory services to MFC to support their growth in Canada."

Waddell & Reed paid a total value of approximately $59.6 million, subject to final working capital adjustments. Under terms of the agreement, Waddell & Reed paid approximately $28.2 million to purchase the business of MIMI, plus approximately $31.4 million in excess working capital.

As part of the transaction, Waddell & Reed and MFC, based in Toronto, have entered into new sub-advisory and marketing agreements. These agreements extend MFC's sub-advisory agreements with MIMI's Ivy Management subsidiary, which is now owned by Waddell & Reed, and provide Waddell & Reed additional investment management opportunities in Canada. Pursuant to the sub-advisory agreement, Waddell & Reed will receive a minimum level of investment management fees covering multiple mutual funds whose assets were approximately $750 million at November 30, 2002. Pursuant to the marketing agreement, MFC will provide Waddell & Reed opportunities to launch new funds and/or assume additional existing sub-advisory mandates under the Universal brand in Canada, and will facilitate the relationship of Waddell & Reed with MFC's parent company, Investors Group Inc. (TSE: IGI) and its affiliates.

With respect to MIMI's U.S. business, Waddell & Reed said it expects to maintain the Ivy Funds brand and use it for U.S. retail nonproprietary load fund distribution, while utilizing Waddell & Reed's investment management capabilities to strengthen the Ivy Funds product line. Waddell & Reed also will make the Ivy Funds available to its proprietary financial advisors, where a number of styles offered by MIMI are not part of Waddell & Reed's current proprietary product line.

At November 30, 2002, MIMI had $1.69 billion in mutual fund assets under management—$693 million in the Ivy Funds and $1 billion in sub-advisory assets. MFC had $34 billion (Cdn.) in assets under management at November 30, 2002, ranking as the fourth largest mutual fund company in Canada. Investors Group had $74 billion (Cdn., inclusive of MFC) in mutual fund assets under management at November 30, 2002, ranking as the largest mutual fund company in Canada. Both MFC and Investors Group are affiliates of Power Financial Corporation (TSE: PWF).

Waddell & Reed Financial, Inc., through its subsidiaries, provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor and Waddell & Reed, Inc. serves as principal underwriter and distributor of the Waddell & Reed Advisors Group of Mutual Funds, W&R Funds, Inc., W&R Target Funds, Inc. and Waddell & Reed InvestEd Portfolios, Inc.

As of September 30, 2002, Waddell & Reed had approximately 2 million retail accounts and assets under management of $25.6 billion, including both mutual fund and institutional assets. It distributes its funds primarily through approximately 3,200 proprietary financial advisors operating from more than 250 offices nationwide, as well as certain nonproprietary distributors.

MIMI and its subsidiaries date to 1960. Ivy Management, Inc., MIMI's investment advisory subsidiary, has grown to become a well-respected money manager in the United States. MIMI manages domestic, global and international mutual funds for investors in the U.S., Canada and the U.K. The Ivy Funds are distributed by Ivy Mackenzie Distributors, Inc. and are available through financial advisors and major fund supermarkets. MIMI's former parent company, MFC, is a multi-faceted investment management and financial services corporation founded in 1967. MFC's core business is the management of mutual funds on behalf of investors throughout North America. The company manages approximately $34 billion (Cdn.) for more than one million investors through its family of mutual, segregated and pension funds, and its mutual funds are sold through more than 37,000 independent financial advisors across Canada.

Investors Group Inc. is one of Canada's premier mutual fund, managed asset and personal financial services companies. With over 2.6 million clients and more than $74 billion (Cdn.) in assets under administration, Investors Group Inc. is the leader in a growing industry. The company's two operating units, Investors Group and MFC, offer their own distinctive products and services through separate advice channels encompassing more than 40,000 financial consultants, independent financial planners and full service brokers.

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Such differences could be caused by a number of factors including, but not limited to, a risk that the expected benefits from the expansion of our distribution channels may not be as beneficial as anticipated, acts of terrorism and/or war, less favorable economic and market conditions including our cost to finance the company, and other risks as set out in the reports we have filed with the SEC. Should one or more of these risks materialize or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. We assume no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise

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  Exhibit 99.2